SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is entered into effective as of April 16, 2018, by and between Trinity Conglomerate LTD, a Canadian Federal corporation (“TRIN” and/or Buyer”) and Cherubim Interests, Inc., a Wyoming corporation (“CHIT” and/or “Seller”) and Patrick Johnson, an individual, and Charles Everett, an individual, and Hugh Kelso, an individual (collectively the” Sellers”); Buyers and Sellers are referred to collectively herein as the “Parties.”

This Agreement contemplates a transaction in which TRIN will purchase the majority interest in CHIT in exchange for common and preferred shares of TRIN.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations warranties and covenants herein contained, the Parties agree as follows.

ARTICLE I

INTERPRETATION

1.1 Definitions. In this Agreement, unless the context otherwise requires, the additional terms set forth in Schedule “A” shall have the meanings set forth therein.

1.2 Entire Agreement. This Agreement, together with the agreements and other documents to be delivered pursuant to this Agreement, constitutes the entire agreement between the Parties pertaining to the purchase and sale of the Shares and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, and there are no warranties, representations and other agreements between the Parties in connection with the subject matter hereof except as specifically set forth in this Agreement or any other agreement or document to be delivered pursuant to this Agreement.

1.3 Extended Meanings. In this Agreement, words importing the singular number include the plural and vice versa; words importing the masculine gender include the feminine and neuter genders.

1.4 Headings. The division of this Agreement into articles, sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.5 References. References to an article, section, subsection, paragraph, schedule or exhibit shall be construed as references to an article, section, subsection, paragraph, schedule or exhibit to this Agreement, unless the context otherwise requires.

1.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable in that Province.

1.7 Currency. Unless otherwise specified, the word “dollar”, or the symbol “$” refers to U.S. currency.

1.8 Schedules. The following is a list of schedules attached to and incorporated into this Agreement by reference and deemed as part of this Agreement.

SCHEDULE DESCRIPTION

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“A” Definitions

“B” The Buyers and Sellers’ Shareholdings

ARTICLE II

PURCHASE AND SALE

2.1 Agreement to Purchase and Sell. Upon the terms and subject to the conditions contained in this Agreement, the Sellers shall sell and the Buyer shall purchase all of the Shares of Sellers which shall be a majority of the shares of CHIT as of and with effect from the Closing Time on the Closing Date.

2.2 Exchange Price. The consideration for the purchase of the Shares shall consist of a one-time payment to Sellers of equity interest (the “Exchanged Shares”) in the amounts of 190,054 common shares to CHIT, and in the aggregate 3,000,000 shares of Preferred A,which each individual Share of Preferred A has voting rights equal to four times the sum of: i) the total number of shares of Common Stock which are issued and outstanding at the time of voting, plus ii) the total number of votes of all other classes of preferred stock which are issued and outstanding at the time of voting in the amounts below:

To CHIT: 190,054 Common shares of TRIN;

To Johnson: 1,000,000 Class A Preferred Shares of TRIN;

To Everett: 1,000,000 Class A Preferred Shares of TRIN:

To Kelso: 1,000,000 Class A Preferred shares of TRIN.

2.2.1 Stock Dividend. A Stock Dividend of TRIN will be granted, upon unanimous consent of the board of directors of TRIN to the shareholders of record of CHIT in an amount equal to the dollar value of CHIT shares held calculated on the date of granting.

2.3 Shares Purchased. Trinity is purchasing from Sellers:

From CHIT a majority interest in CHIT in the amount of 7,532,514,828 shares of common from treasury stock representing 80 % of all outstanding common stock; and all of CHIT Class A Preferred stock, which each individual Share of Preferred A has voting rights equal to four times the sum of: i) the total number of shares of Common Stock which are issued and outstanding at the time of voting, plus ii) the total number of votes of all other classes of preferred stock which are issued and outstanding at the time of voting:

From CHIT: 7,532,514,828 shares of common stock which represents 80% of all outstanding common stock

From Johnson: 1,000,000 shares of preferred A stock of CHIT;

From Everett: 1,000,000 shares of preferred A stock of CHIT;

From Kelso: 1,000,000 shares of preferred A stock of CHIT.

2.4. Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall assume CHIT’s liability for outstanding convertible promissory notes and shall be converted into shares of TRIN in an amount equal to the value of the promissory notes at the time of conversion.

2.5 Securities Law Exemptions. The issuance of the Exchanged Shares will be made in reliance upon the exemptions from registration and prospectus requirements set out in section 72(1)(j) of the Securities Act (Ontario). The Parties hereby acknowledge that the purchase of the Shares constitutes a take-over bid exempt from the take-over bid provisions of the Securities Act (Ontario) by virtue of 93(1)(c) of said Act.

ARTICLE III

FURTHER COVENANTS

3.1 Release of Exchanged Shares. The Sellers CHIT, Johnson, Everett, and Kelso hereby acknowledge as due consideration that the Exchanged Shares to be issued to each of them shall be issued in one (1) share certificate, each such share certificate to be affixed with a restrictive legend . Each of Sellers covenant and agree they shall not sell, trade, transfer or assign any of the exchanged and purchased Shares other than in accordance with the said restrictive legend.

3.2 Majority Voting Interest. At Closing TRIN shall acquire a majority voting interest of CHIT of Eighty percent (80%), and CHIT shall cause to be assigned and transferred to TRIN an interest no less than a majority voting interest of CHIT subject to anti-dilution provisions herein.

3.3 Anti-Dilution.

(a). In the event that CHIT conducts one or more financings that involve a sale of any equity securities of the that Affiliate company then CHIT shall issue to TRIN, for no additional consideration, that number of additional shares of Common Stock as is required for TRIN’s ownership of shares of Common Stock to be equal to its original percentage of ownership of the Fully Diluted Shares.

(b). For purposes of this Agreement, the term “Fully Diluted Shares” means (i) all of the issued and outstanding shares of Common Stock, preferred stock (calculated on an as-converted to Common Stock basis) and other capital stock or equity security of the Company (calculated on an as-converted to Common Stock basis); (ii) any issued and outstanding security which is convertible, with or without consideration, into any Common Stock, preferred stock or other equity security of the Company; (iii) any issued and outstanding security or other agreement carrying or including any warrant or right to subscribe to or purchase any Common Stock, preferred stock or other equity security of the Company; and (iv) any issued and outstanding options and warrants to purchase Common Stock, preferred stock or other equity security of the Company (calculated on an as-exercised, as converted to Common Stock basis).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of the Sellers. Each Seller represents and warrants to the Buyer as follows and acknowledges that the Buyer is relying on these representations and warranties in entering into this Agreement and performing its obligations hereunder:

(a) Capacity and Authority- Each Seller has full power, right and authority to own the Shares and to enter into this Agreement and to perform their respective obligations under it.

(b) Title to Shares - Each Seller is the sole legal and beneficial owner of the number of Shares set out opposite his/its name in Schedule “B” hereto with good and marketable title thereto, free and clear of any Encumbrances.

(c) No Option - Except as set out in this Agreement, no Person has any agreement, warrant, option or right, or a right capable of becoming an agreement, for the purchase of the Shares.

(d) Absence of Conflict - None of the Sellers is a party to, is bound or affected by any agreement which would be violated, breached or terminated by, or which would result in creation or imposition of any Encumbrance upon any of the Shares as a consequence of the execution and delivery of this Agreement or the consummation of the transactions contemplated in this Agreement. The consummation of transaction contemplated herein do not and will not conflict with, or result in a breach of, or constitute a default under the terms or conditions of any constating documents of the Seller (if not an individual), any court or administrative order or process, any agreement or instrument to which any of the Sellers is party or by which any Sellers are bound.

(e) Regulatory Approvals - No governmental or regulatory authorization, approval, order, consent or filing is required on the part of the Sellers in connection with the execution, delivery and performance of this Agreement and the performance of the Sellers’ respective obligations under this Agreement.

(f) Binding Agreement - This Agreement constitutes a legal, valid and binding obligation of the Sellers enforceable against each Seller in accordance with its terms, except as may be limited by laws of general application affecting the rights of creditors.

(g) Bankruptcy - No proceedings have been taken, are pending or have been authorized, and no receiver or trustee has been appointed for the Sellers, by the Sellers, or by any other person in respect to the bankruptcy of the Sellers.

(h) Litigation - There are no judgments, decrees, injunctions, rulings or orders of any court, arbitrator, federal, provincial, state, municipal or other governmental authority, department, commission, board, bureau or agency, or any actions, suits, grievances or proceedings (whether or not on behalf of the Sellers) commenced, pending or threatened against or relating to the Sellers which may result in the imposition of an Encumbrance on the Shares or which may prevent, delay, make illegal or otherwise interfere with the consummation of the transactions contemplated in this Agreement.

(i) Majority Shares - The Shares represent, as of the date hereof, at least a 80 (80%) per cent, and in any event at least a majority (i.e. more than 50%) of the issued and outstanding securities of CHIT on a fully diluted basis taking into account all options, warrants, exchangeable shares and other instruments convertible into shares of CHIT owned or controlled by the Sellers or any of their affiliates.

4.2 Representations and Warranties of the Buyer. The Buyer represents and warrants to the Sellers as follows and acknowledges that the Sellers are relying on these representations and warranties in entering into this Agreement and performing their obligations hereunder:

(a) Due Incorporation - The Buyer is a corporation duly incorporated and validly existing under the laws of the Province of Ontario.

(b) Capacity to Enter Agreement - The Buyer has all necessary power, authority and capacity to enter into this Agreement and perform its obligations hereunder.

(c) Due Corporate Authorization - The Buyer’s execution and delivery of this Agreement and its performance of its obligations hereunder have been duly authorized by all necessary proceedings of the directors and shareholders of the Buyer.

(d) Binding Obligation - This Agreement has been duly executed and delivered by the Buyer and constitutes a valid and binding obligation on its part.

(e) Due Issuance - The Exchanged/Purchased Shares have been validly reserved and allotted for issuance to the Sellers, and at Closing the exchanged/purchased Shares will be validly issued to the Sellers as fully-paid and non-assessable.

4.3 Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall survive the Closing until the expiry of one (1) year from the Closing Date, after which time, if no claim shall have been made against a Party with respect to any incorrectness or in breach of any representation or warranty, that Party shall have no further liability under this Agreement with respect to the representation or warranty.

4.4 Certificates and Instruments Included. All statements contained in any certificate or any instrument delivered by or on behalf of a Party pursuant to or in connection with the transactions contemplated by this Agreement shall be deemed to be made by such Party under this Agreement.

ARTICLE V

CLOSING

5.1 Closing. The Closing shall take place at the offices of the Buyer on or about April 2018, (the “Closing Date”) subject to the satisfaction of the conditions set out in sections 5.2 and 5.3 below, in accordance with the procedures set out in section 5.4 below.

5.2 Conditions for the Buyer’s Benefit. The Buyer shall not be obliged to complete the purchase of the Shares unless each of the following conditions shall have been satisfied on or before the Closing Date:

(a) Accuracy of Representations - The representations and warranties of the Sellers set forth in section 4.1 above shall be true and correct as of the Closing Date, except as those representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted by this Agreement, including, without limitation, those in the ordinary course of business.

(b) Performance of Obligations - The Sellers shall have performed all of the obligations hereunder to be performed by them at or prior to the Closing. The Company and the Sellers shall not be in breach of any provision of this Agreement.

(d) Deliveries - Subject to section 5.2(e) below, the Sellers shall have delivered or caused to be delivered to the direction of the Buyer possession of the Shares free and clear of any Encumbrances, together with all endorsements and documents required to authorize or give effect to said transfer.

(e) Consents, Authorizations and Registrations - All consents, approvals, orders and authorizations of, from or notifications to any Persons or Governmental Authorities required (if any) in connection with the completion of any of the transactions contemplated by this Agreement, the execution of this Agreement, the Closing or the performance of any of the terms and conditions of this Agreement shall have been obtained on or before the Closing Date.

(f) No Claims - There shall be no injunction or order issued preventing, and no pending or threatened claim, action, litigation or proceeding, judicial or administrative, or investigation against any Party by any Governmental Authority or Person for the purpose of enjoining or preventing the consummation of this Agreement, or otherwise claiming that this Agreement or the consummation thereof is improper or would give rise to proceedings under any statute or rule of law.

If any one or more of the foregoing conditions shall not have been fulfilled on or before the Closing Date, the Buyer may terminate this Agreement by notice in writing to the other Parties in which event the Buyer shall be released from all obligations under this Agreement and (unless the Buyer can show that the condition relied upon could reasonably have been performed by the other parties) the other Parties shall also be released from all obligations hereunder; provided, however, that the Buyer shall be entitled to waive compliance with any one or more of such conditions in whole or in part if it shall see fit to do so, without prejudice to their rights of termination in the event of the non-fulfilment of any other condition in whole or in part.

5.3 Conditions for the Sellers’ Benefit. The Sellers and the Company shall not be obliged to complete the sale of the Shares unless each of the following conditions shall have been satisfied on or before the Closing Date:

(a) Accuracy of Representations - The representations and warranties of the Buyer set forth in section 4.2 above shall be true and correct as of the Closing Date, except as those representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted by this Agreement, including, without limitation, those in the ordinary course of business.

(c) Performance of Obligations - The Buyer shall have performed all of the obligations hereunder to be performed by it at or prior to the Closing Date.

(d) Deliveries -The Buyer shall deliver or caused to be delivered to the direction of the Sellers possession of the Purchased Shares.

5.4 Closing Procedures. At or before the Closing Time:

(a) the Sellers shall deliver to the Buyer certificates representing the Shares, duly signed off for transfer, together with all other documentation required to transfer title to the Shares;

(b) the Sellers shall deliver to the Buyer an assignment of any and all debts of the Company owed to the respective Seller(s) to the Buyer or as the Buyer may direct; and

(c) the Buyer shall deliver to the Sellers certificates representing the Purchased Shares.

5.5 Non-Waiver. No investigations made by or on behalf of any Party at any time shall have the effect of waiving or diminishing the scope of or otherwise affecting any representation, warranty or indemnity made by or imposed upon the Parties pursuant to this Agreement.

ARTICLE VI

TRANSACTION EXPENSES

6.1 Each Party to this Agreement will bear all costs and expenses incurred by it in negotiating this Agreement and in closing and carrying out the transactions contemplated by this. All costs and expenses related to satisfying any condition or fulfilling any covenant contained in this Agreement will be borne by the party whose responsibility it is to satisfy the condition or fulfil the covenant in question.

ARTICLE VII

GENERAL

7.1 Termination.

(a) This agreement may be terminated at any time prior to the Closing Date:

(i) by the mutual agreement of the Parties;

(ii) by the Parties if:

(A) the purchase and sale of the Shares shall not have been completed by May 31, 2018 (or such other date, if any, as the Parties may agree on in writing), if the failure to complete such purchase and sale on or before such date is not caused by any breach of this Agreement by the Party electing to terminate; or

(B) the purchase and sale of the Shares would violate any non-appealable final order, decree or judgement of any court or Governmental Authority having competent jurisdiction.

(b) If this Agreement is terminated by a Party under subsection 7.1(a), such termination shall be without liability of either Party to the other parties, or to any of their directors, officers, employees, agents, consultants or representatives provided that if such termination shall result from the willful failure of the Party to fulfil a condition to the performance of the other Parties or to perform a covenant of this agreement or from a willful breach by the party to this Agreement, the Party shall be fully liable for any and all damages, costs and expenses (including, but not limited to, reasonable counsel fees and disbursements) sustained or incurred by the other Parties.

7.2 Notices. All notices, requests, demands and other communications hereunder must be made in writing and will be deemed to have been duly given if delivered by courier, sent by prepaid registered mail addressed to the addressee, or sent by facsimile transmission if such notice is delivered, addressed or sent to the address or fax number given below, or such other address or fax number as the Party receiving the notice may give to the Party giving the notice:

To TRIN:

Trinity Conglomerate LTD.

Attn: Patrick Johnson

100 King Street West

Toronto, Ontario Canada M5X 1A3

Tel: (817) 705-1291

Email: patrick@trinityconglomerate.com

To CHIT:

Cherubim Interests Inc.

Attn: Charles Everett

1304 Norwood Dr.

Bedford, TX 76022

Tel: (844) 842-8872

Email: ceverett.wmgc@gmail.com

Any notice given by personal delivery shall be deemed to be received on the date of delivery. Any notice sent by courier shall be deemed to be received on the next Business Day following the deposit of the communication with the courier service. Any notice sent by prepaid registered mail shall be deemed to be received on the fifth (5th) day other than a Saturday, Sunday or statutory holiday in Ontario, following the deposit of the communication in the mail. If the party giving any Communication knows or ought reasonably to know of any difficulties with the postal system which might affect the delivery of mail, any such Communication may not be mailed but must be given by personal delivery or by electronic communication. Any notice sent by facsimile or similar method of recorded communication shall be deemed to have been received on the date of its transmission if transmitted before 4:30 p.m. (Toronto time), and on the next Business Day following the date of its transmission if transmitted after that time.

7.3 Time of Essence. Time shall be of the essence in all respects of this Agreement.

7.4 Further Assurances. The Parties shall with reasonable diligence do all things and provide all reasonable assurances as may be required to complete the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to give effect to this Agreement and carry out its provisions.

7.5 Public Notice. All public notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by the Parties and no Party shall act unilaterally in this regard without the prior consent of the other Party, such approval not to be unreasonably withheld.

7.6 Amendment. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by both Parties.

7.7 Waiver. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

7.8 Assignment. This Agreement and the rights or obligations hereunder or thereunder may not be assigned by either Party without the prior written consent of the other Parties.

7.9 Binding Agreement. This Agreement shall be binding on and enure to the benefit of both Parties and their respective successors and permitted assigns. In addition all obligations of the Parties under this Agreement shall also be binding upon any and all directors, officers, employees, consultants, advisors and agents of each Party as well as all parent corporations, subsidiaries, related and affiliated companies thereof.

7.10 Governing Law. This agreement shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

7.11 Severability. If any provision of this Agreement is determined to be prohibited, void or unenforceable in whole or in part, such void or unenforceable provision shall not affect or impair the validity of any other provision of this Agreement and shall be severable from this Agreement. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.12 Independent Legal Advice. Each Party acknowledges having been advised to seek independent legal counsel in respect of the Agreement and the matters contemplated herein. To the extent that a Party declines to receive independent legal counsel in respect of the Agreement, that Party hereby waives the right, should a dispute later develop, to rely on its lack of independent legal counsel to avoid its obligations, to seek indulgences from the other Parties hereto, or to otherwise attack the integrity of the Agreement and the provisions thereof, in whole or in part.

7.13 Counterparts. This Agreement may be executed by the Parties in one or more counterparts by facsimile, each of which when so executed and delivered shall be an original and such counterparts shall together constitute one and the same instrument.

[Signature Page follows]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above and set below.

Buyer:
Trinity Conglomerate LTD

Dated: ________________ By: _______________________ Patrick Johnson, CEO

Sellers:
Cherubim Interests, Inc.

Dated: ________________ By: _______________________ Charles Everett, Chairman

Dated: ________________ By: _______________________ Patrick Johnson	Dated: ________________ By: _______________________ Charles Everett	Dated: ________________ By: _______________________ Hugh Kelso

SCHEDULE “A”

DEFINITIONS

“Agreement” means the Agreement and any instrument supplemental or ancillary to it.

“Business Day” means any day other than a Saturday, Sunday or statutory holiday in the Province of Ontario.

“Claims” means claims, demands, actions, causes of action, damages, losses, costs, fines, penalties, interest, liabilities and expenses, including, without limitation, reasonable legal fees.

“Closing” means the completion of the purchase and sale of the Shares pursuant to this Agreement.

“Closing Date” means April 16, 2018 or such other date as the parties may agree.

“Closing Time” means 5:00 (Toronto time) on the Closing Date or such other time on the Closing Date as may be agreed to by the Parties.

“Company” or “Buyer” or “TRIN” means Trinity Conglomerate LTD, a Canadian Federal corporation.

“Stock Dividend” means a dividend of stock of TRIN granted to shareholders of record in an amount equal to the dollar value of CHIT shares held calculated on the date of granting as unanimously approved by the board of directors of TRIN from time to time.

“Encumbrances” means any mortgage, charge, pledge, hypothecate, lien, encumbrance, restriction, option, right of others or security interest of any kind.

“Exchange” means the Over-the-Counter Bulletin Board.

“Governmental Authorities” means any applicable U.S., State, Canadian or non-Canadian federal, provincial and municipal agency, ministry, Crown Corporation, department, inspector and official.

“Parties” means the parties to this Agreement and “Party” means any one of them.

“Person” means an individual, body corporate, partnership, trustee, trust, unincorporated association, executor, administrator or legal representative.

“Exchanged Shares” means an aggregate of 190,054 treasury common shares of the Buyer to be issued to the Sellers as consideration for the Purchased Shares pursuant to section 2.2 of this Agreement and in accordance with Schedule “B” attached hereto

“Reporting Issuer Status” means the Buyer’s status as a reporting company in the United States under the U.S. Securities Exchange Act of 1934 or alternative filer under OTC guidelines, in good standing and not in default under said act, but not a “reporting issuer” in any province of territory of Canada, as that term is defined in the Securities Act (Ontario).

“Shares” means all of the issued and outstanding shares of the Company owned by the Sellers, as set out in Schedule “B” hereto.

“Sellers” means the registered owners of the Shares as set out in Schedule “B” hereto.

SCHEDULE “B”

THE BUYERS AND SELLERS’ SHAREHOLDINGS

Name of Seller	Number of Shares to Buyer	Number of Exchange Shares issued to Sellers
(Trinity)

Cherubim Interests Inc.	7,532,514,828 Common	190,054 Common

Patrick Johnson	1,000,000 Class A Preferred	1,000,000 Class A Preferred

Charles Everett	1,000,000 Class A Preferred	1,000,000 Class A Preferred

Hugh Kelso.	1,000,000 Class A Preferred	1,000,000 Class A Preferred

TOTAL	7,535,514,828 Shares	3,190,054 Shares